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                        MARKET VALUE ADJUSTMENT RIDER

This rider is made part of the annuity contract to which it is attached.

1. The following paragraph is hereby added to the annuity contract cover page.

     PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY.

2. The "NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS" provision of the annuity contract is hereby deleted and replaced with the following.

     NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value, including any Market Value Adjustment, if applicable, at the end of the Valuation Period during which we receive the contract; and (2) any premium tax charges paid. This contract will then be considered void from its start.

3. The following definitions are hereby added to the DEFINITIONS section of the annuity contract.

     Guarantee Period Accounts
     These are fixed accounts to which you may allocate purchase payments and contract values. Guaranteed Period Accounts have guaranteed interest rates declared periodically. Withdrawals or transfers from a Guarantee Period Account prior to the end of the specified term will receive a Market Value Adjustment which may result in a gain or loss of principal.

     Market Value Adjustment
     A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its guaranteed period.

4. The "ALLOCATION OF PURCHASE PAYMENTS" provision in the PURCHASE PAYMENTS section of the annuity contract is hereby deleted and replaced with the following.

     Allocation of Purchase Payments
     You instruct us on how you want your purchase payments allocated among the fixed account(s) and variable subaccounts. Your choice for the fixed account(s) and each variable subaccount may be made in any whole percent from 0% to 100%. Your allocation instructions as of the contract date are shown under Contract Data. We reserve the right to limit the maximum number of accounts and/or subaccounts to which you can allocate purchase payments or contract value at any time.

     If purchase payments are allocated to a Guarantee Period Fixed Account, the period you select will determine the guaranteed interest rate applicable that will be payable for the guaranteed period.

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     By written request, or by another method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our administrative office.

5. The "FIXED ACCOUNT CONTRACT VALUE" provision in the CONTRACT VALUE section of the annuity contract is hereby deleted and replaced with the following.

     Fixed Account Contract Value
     The Fixed Account is comprised of the One Year Fixed Account and the Guarantee Period Accounts.

     The fixed account contract value at any time will be:

     1. the sum of all purchase payments allocated to the fixed account(s), plus interest credited; plus

     2. any amounts transferred to the fixed account(s) from any variable subaccount, plus interest credited; less

     3. any amounts transferred from the fixed account(s) to any variable subaccount; less

     4. any amounts deducted for charges, market value adjustments or withdrawals.

6. The first paragraph in the "CONTRACT ADMINISTRATIVE CHARGE" provision in the CONTRACT VALUE section of the annuity contract is hereby deleted and replaced with the following.

     We charge a fee for establishing and maintaining our records for this contract. The charge per year is shown on the Contract Data and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts, the one-year fixed account and guarantee period accounts in the same proportion your interest in each bears to the total contract value.

7. Item 2 of the "TRANSFER OF CONTRACT VALUES" provision in the CONTRACT VALUE section of the annuity contract is hereby deleted and replaced with the following.

     2. On or within the 30 days before or after a contract anniversary you may transfer values from the one-year fixed account to one or more of the variable subaccounts or Guarantee Period Accounts. If such a transfer is made, no transfers from any variable subaccount to the one-year fixed account may be made for six months after such a transfer.

8. Item 3 is hereby added to the "TRANSFER OF CONTRACT VALUES" provision in the CONTRACT VALUE section of the annuity contract.

     3. You may transfer values from your Guarantee Period Accounts to other accounts at anytime after 60 days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any transfer prior to the end of the applicable guarantee period will be subject to a market value adjustment.

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9.   The "DOLLAR COST AVERAGING PROGRAM" provision is hereby added to the
     CONTRACT VALUE section of the annuity contract.

     Dollar Cost Averaging Program
     You may authorize the transfer of an amount, at the interval selected by you, from the DCA Fixed Account Option to any variable subaccount. All amounts that are allocated to a DCA Fixed Account Option will be transferred out in specified amounts within the specified DCA Fixed Account period from either the one-year Fixed Account or the 2-year Guarantee Period Account (without market value adjustment). The values credited and applied to your contract are determined on each date of transfer. You may terminate the DCA Fixed Account Option at any time. Upon termination any amount remaining in the DCA Fixed Account Option will be transferred to the one-year Fixed Account. We reserve the right to change the terms and conditions of the DCA program at any time.

10. "THE FIXED ACCOUNT" provision in the FIXED AND VARIABLE ACCOUNT section of the annuity contract is hereby deleted and replaced with the following.

     The Fixed Account
     The fixed account is comprised of the One Year Fixed Account and the Guarantee Period Accounts.

     ONE YEAR FIXED ACCOUNT

     The One Year Fixed Account is our general account. It is made up of all our assets other than those in:

     1.   The Variable Account; and
     2. Any other segregated asset accounts, including the Guarantee Period Accounts.

     We back the principal and interest guarantees relating to the One Year Fixed Account. Purchase payments and transfers to the One Year Fixed Account become part of our general account.

     GUARANTEE PERIOD ACCOUNTS

     The Guarantee Period Accounts are part of a "nonunitized" segregated asset account (Separate Account). We have established the separate account for the purpose of facilitating accounting and investment processes we undertake in offering guaranteed interest for periods you can select. This separate account may not be charged with liabilities from any other separate account or our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum investment in any Guarantee Period Account is indicated on your Contract Data.

11. The "WITHDRAWAL VALUE" provision in the WITHDRAWAL PROVISIONS section of the annuity contract is hereby deleted and replaced with the following.

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     Withdrawal Value
     The withdrawal value at any time will be:

     1.   the contract value;

     2.   plus or minus any applicable market value adjustment;

     3.   minus the full contract administrative charge;

     4.   minus any withdrawal charge.

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12.  The following "MARKET VALUE ADJUSTMENT" provision is hereby added to the
     WITHDRAWAL PROVISIONS section of the annuity contract.

     Market Value Adjustment
     With respect to the Guarantee Period Accounts, any amount withdrawn, transferred or annuitized prior to the end of that guarantee period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

     Amount    x     (        1 + i       )    n/12
                       --------------------
                     (    1 + j + .001    )

     Where: i =  rate earned in the account from which funds are being transferred

            j  = current rate for a new Guarantee Period equal to the
                 remaining term in the current Guarantee Period

            n  = number of months remaining in the current Guarantee Period
                 (rounded up)

     There will be no Market Value Adjustment on withdrawals from Guarantee Period Account(s) in the following situations: (1) Death Benefit; (2) amounts withdrawn to pay fees or charges; (3) amounts withdrawn from the Guarantee Period Account(s) within 30 days before the end of the Guarantee Period; and (4) on amounts transferred from the DCA Fixed Account(s) Option.

13. The "ANNUITIZATION" and "ALLOCATION OF CONTRACT VALUES AT ANNUITIZATION" provisions in the ANNUITY PROVISIONS section of the annuity contract are hereby deleted and replaced with the following.

     Annuitization
     When annuitization occurs, the contract value, less any applicable Market Value Adjustment will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

     Allocation of Contract Values at Annuitization
     At the time of annuitization under an Annuity Payment Plan, you may reallocate your contract value to the One Year Fixed Account to provide fixed dollar payments and/or among the variable subaccounts, to provide variable annuity payments. We reserve the right to limit the number of variable subaccounts used at any one time during annuitization. The Guarantee Period Accounts are not available after annuitization.

The Rider is effective as of the contract date of this contract unless a different date is shown here.

AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


/s/ William A. Stoltzmann

Secretary

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